Exhibit 99.0
NEWS RELEASE
400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports First Quarter Fiscal 2006 Earnings of $0.78 Per Share
27% Increase in Revenues Drives 60% Increase in Net Earnings Compared to Previous Year
Woodcliff Lake, NJ — November 1, 2005... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $83.2 million, or $0.78 per fully diluted share, on revenues of $310 million for the first quarter of fiscal 2006 ended September 30, 2005. The current quarter results compare with prior year net earnings of $52.1 million, or $0.49 per fully diluted share, on total revenues of $245 million.
The results for the current quarter include $7 million of stock-based compensation expense, or $0.05 per fully diluted share, as required under Statement of Financial Accounting Standard (“SFAS”) 123 (R). The current quarter also includes a one-time, non-cash charge of $4 million, or $0.02 per fully diluted share, reflecting an estimate of the fair-value of the Company’s potential indemnity obligation to Teva Pharmaceuticals Industries Ltd. (“Teva”) related to the Company’s agreement with Teva on fexofenadine hydrochloride tablets (generic Allegra®), as required by the Financial Accounting Standards Board Interpretation No. 45 (“FIN 45”).
“Strong generic products sales, principally sales of our Desmopressin and Didanosine products, and $44 million of alliance, development and other revenue attributable to our profit split with Teva related to sales of fexofenadine hydrochloride tablets and royalties and fees earned under our agreements with Kos Pharmaceuticals (“Kos”) related to Niaspan® and Advicor®, drove a 27% increase in total revenues and a 60% increase in net earnings compared to last year,“ said Bruce L. Downey, Barr’s Chairman and CEO. “While continuing to grow our revenue and earnings base, we also increased investment in new product research and development to more than $35 million, and continued to invest in the promotion of our proprietary products, including the SEASONALE® extended cycle oral contraceptive, Cenestin® hormone therapy and Plan B® emergency contraceptive products.”
Revenues
Generic Product Sales
Sales of the Company’s generic products were $207 million for the first quarter of fiscal 2006, compared to $180 million in the prior year period, as described in detail below.
Oral Contraceptives
Sales of generic oral contraceptives declined 5% to $95 million for the first quarter of fiscal 2006, compared to $100 million in the prior year period. The Company currently markets 22 generic oral contraceptive products.

Other Generic Products
Sales of other generic products in the first quarter of fiscal 2006 increased 40% to $112 million, compared to $80 million in the prior year period. The $32 million increase is primarily related to strong sales of the Company’s Desmopressin product that was launched in July 2005 and its Didanosine product that was launched in December 2004. Sales of Desmopressin and Didanosine were partially offset by declining sales of certain other products.
Proprietary Product Sales
During the first quarter of fiscal 2006, $22 million of sales of the Company’s SEASONALE®, a 36% increase from the prior year period, and contributions from Prefest® hormone therapy and Nordette® oral contraceptive, which the Company acquired during fiscal 2005, were more than offset by lower year-over-year sales of Cenestin® and of the Company’s more mature, non-promoted proprietary products. As a result, proprietary product sales for the first quarter of fiscal 2006 decreased 5% to $60 million, compared to $63 million in the prior year period.
Alliance, Development and Other Revenue
During the first quarter of fiscal 2006, the Company reported alliance, development and other revenue of $44 million, compared to $1.5 million in the prior year period. The substantial increase reflects the Company’s share of the profits related to its agreement on fexofenadine hydrochloride tablets, the generic version of Allegra® tablets that Teva launched in September 2005, as well as royalties and fees earned under its April 2005 agreements with Kos relating to Niaspan® and Advicor®.
Stock-Based Compensation
Effective July 1, 2005, the Company began recording stock-based compensation as an expense on its income statement under SFAS 123(R). Accordingly, results for the first quarter of fiscal 2006 included stock-based compensation expenses of $7 million, or $0.05 per fully diluted share, the impact of which is recorded in cost of sales, SG&A and R&D. This new accounting guidance did not impact the Company’s prior year’s expenses and earnings.
Margins
Margins on product sales for the first quarter of fiscal 2006 were 70%, compared to 71% in the prior year period. Margins for the first quarter of fiscal 2006 were negatively impacted by stock-based compensation expenses that were recorded in the Company’s cost of sales.
Update on R&D Activities
Investment in research and development totaled $35 million for the first quarter of fiscal 2006, compared to $29 million in the prior year period. The increase in R&D expenses was driven primarily by stock-based compensation expenses, increased raw material costs, increased clinical studies and higher third party development costs.
Generic Products

The Company has approximately 31 Abbreviated New Drug Applications, including tentatively approved applications, currently pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $9 billion in sales. During the first quarter of fiscal 2006, Barr received five product approvals, three of which were related to patent challenges.
Proprietary Products
The Company currently has four New Drug Applications pending at the FDA and several proprietary products in clinical development, one of which is in Phase III studies.
Selling, General and Administrative
SG&A expenses were $69 million during the first quarter of fiscal 2006, compared to $64 million in the prior year period. The year-over-year increase in SG&A is primarily related to the one-time, Teva-related $4 million non-cash charge, as required under FIN 45, described above, and to $3 million in expenses related to stock-based compensation.
Tax Rate
The Company’s effective tax rate for the quarter ended September 30, 2005 was 36.3%, as compared to 37.3% for the prior year period. The prior year’s effective tax rate was negatively impacted by the temporary expiration of the federal research tax credit on June 30, 2004. The credit was reinstated on October 4, 2004, retroactive to June 30, 2004.
Balance Sheet
The Company’s cash, cash equivalents and marketable securities totaled approximately $800 million at September 30, 2005. Cash flows from operations totaled $84 million for the first quarter of fiscal 2006, while capital spending totaled $15.9 million during the quarter.
Financial Outlook
The Company reiterates its guidance of approximately $2.95 — $3.10 diluted earnings per share for the fiscal year ending June 30, 2006. The Company’s guidance for fiscal 2006 includes stock-based compensation expenses, but does not include the following: (1) the impact of the pending acquisition by Duramed Pharmaceuticals of FEI Women’s Health, LLC and its ParaGard® IUD; (2) the potential impact of its non-binding Letter of Intent to acquire the exclusive rights to Organon’s Mircette® oral contraceptive product and to settle the pending patent litigation with Organon and Savient concerning Barr Laboratories’ generic version of Mircette®; (3) potential costs and revenues associated with any additional business development activities or litigation settlements that may be completed by June 30, 2006; and/or (4) any potential impact resulting from the Company’s share repurchase program, which is authorized through December 31, 2005.
Conference Call/Webcast
Barr will host a Conference Call at 8:30 AM Eastern time on Tuesday, November 1, 2005 to discuss earnings results for the quarter ended September 30, 2005. The number to call from within the United States is: (800) 230-1085 and (612) 288-0340 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on November 1st through 11:59 PM

Eastern time November 3rd, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 801479.
The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
Barr Pharmaceuticals, Inc. is a holding company whose principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., develop, manufacture and market generic and proprietary pharmaceuticals.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and

Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2005	2004
Revenues:
Product sales	$266,793	$242,999
Alliance, development and other revenue	43,646	1,509

Total revenues	310,439	244,508

Costs and expenses:
Cost of sales	80,062	69,638
Selling, general and administrative	68,572	64,330
Research and development	35,066	28,514

Earnings from operations	126,739	82,026

Interest income	4,475	1,952
Interest expense	79	580
Other expense, net	455	182

Earnings before income taxes	130,680	83,216

Income tax expense	47,437	31,081

Net earnings	$83,243	$52,135

Earnings per common share — diluted:
Net earnings	$0.78	$0.49
Weighted average shares — assuming dilution	106,290	106,794

Stock-based compensation expense:
Cost of sales	$2,088	$—
Selling, general and administrative	3,206	—
Research and development	1,476	—

Total stock-based compensation expense	$6,770	$—

	As of	As of
Select Balance Sheet Data	September 30, 2005	June 30, 2005
Cash & cash equivalents	$26,052	$115,793
Marketable securities — Current and long-term	773,506	581,255
Accounts receivable, net	167,770	152,599
Other receivables	55,719	21,411
Inventories, net	128,567	137,638
Accounts payable & accrued liabilities	203,113	194,171
Working capital	921,446	780,386
Total assets	1,637,426	1,482,846
Total debt	20,577	20,939
Shareholders’ equity	1,360,677	1,233,970

	Three Months Ended
	September 30,
	2005	2004
Cash flow provided by operations	$84,389	$120,879
Capital expenditures	15,949	11,362